ARTICLES OF AMENDMENT

                         ARTICLES OF AMENDMENT
                                  OF
                    CIMARRON - GRANDVIEW GROUP, INC.

     Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.10 RCW, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

                              ARTICLE I

     The name of this corporation is CIMARRON - GRANDVIEW GROUP, INC. (the "Corporation").

                             ARTICLE II

     The amendments to the Articles of Incorporation as adopted are as follows:

Amended Article I
Name

The name of this Corporation shall be Full Moon Universe, Inc.

Amended Article IV
Purpose

The purpose of this corporation shall be to transact any and all lawful business for which corporations may be incorporated under the Washington Business Corporation Act, in general, to have and exercise all the powers conferred by the laws of Washington upon corporations formed under the Washington Business Corporation Act and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

Amended Article V
Directors


The Board of Directors of this corporation shall consist of three (3) directors. The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation; provided, however, that the number shall not be less than three (3) or more than nine (9). In case of a vacancy in the Board of Directors because of a director's resignation, removal or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

Amended Article VI
Reverse Split and Capitalization

Each five shares of Common Stock now outstanding are hereby consolidated into one share of Common Stock.

The authorized capital stock of the corporation shall consist of two classes of stock, designated as Common Stock and Preferred Stock.

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The total number of shares of Common Stock that the corporation will have authority to issue is One Hundred Million (100,000,000). The shares shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). The Preferred Stock shall have a stated value of $0.001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Amended Article VII
Voting

The holders of any of the Corporation's capital stock shall possess voting power for the election of Directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. The holders of Capital Stock shall be entitled to one vote for each share held. Cumulative voting for the election of Directors is hereby expressly prohibited.

Amended Article VIII
Preemptive Rights

Shareholders of this corporation will have no preemptive rights to acquire additional shares issued by the corporation, or any securities convertible into, or carrying or evidencing any rights or option to purchase, any such shares.

Amended Article IX
Indemnification and Liability of Directors

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

The corporation is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its Directors, Officers, employees or agents in any Proceeding (as defined in the Washington Business Corporation Act) to the full extent of the laws of the State of Washington as may now or hereafter exist.

                               ARTICLE III

     The Amended Article VI provides for an reclassification of issued shares
which will be implemented as follows:   Each five outstanding shares of Common
Stock are consolidated into one share of Common Stock.

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                               ARTICLE IV

     The amendments to the Articles of Incorporation were adopted by the Board of Directors of the Corporation on November 27, 2000.

     ARTICLE V

     The amendments to the Articles of Incorporation shall be effective on January 10, 2001.

     ARTICLE VI

     The amendments to the Articles of Incorporation were duly approved by the shareholders of the Corporation on January 4, 2000 in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this 4th day of January 2001.


                         CIMARRON -  GRANDVIEW GROUP, INC.


                         By: ___________________________________
                                 GREGORY B. LIPSKER, PRESIDENT